PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934


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Filed by a Party other than the Registrant [    ]
Check the appropriate box:
[    ]   Preliminary Proxy Statement
[ x  ]   Definitive Proxy Statement
[    ]   Definitive Additional Materials
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         Sections 240.14a-12


                McCORMICK & COMPANY, INCORPORATED
        (Name of Registrant as Specified In Its Charter)

   The Board of Directors of McCormick & Company, Incorporated

           (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
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        (1), or 14a-6 (j) (2)
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        Exchange Act Rule 14a-6 (i) (3)
[    ]  Fee computed on table below per Exchange Act Rules
        14a-6(i)  (4) and 0-11.

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applies:


2)   Aggregate number of securities to which transaction applies:


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computed pursuant to Exchange Act Rule 0-11:


4)   Proposed maximum aggregate value of transaction:


[   ]     Check box if any part of the fee is offset as provided
          by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

     1)   Amount Previously Paid:


     2)   Form, Schedule of Registration Statement No.:


     3)   Filing Party:


     4)   Date Filed:



                McCORMICK & COMPANY, INCORPORATED
                        18 LOVETON CIRCLE
                     SPARKS, MARYLAND 21152


      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                          MARCH 16,1994


    The Annual Meeting of the Stockholders of McCormick &
Company, Incorporated will be held at the Hunt Valley Inn, Hunt
Valley, Maryland at 10:00 a.m., March 16, 1994, for the purpose of considering and acting upon:

    (a) the election of directors to act until the next Annual
Meeting of Stockholders or until their respective successors are duly elected and qualified;

    (b) the ratification of the appointment of Ernst & Young as independent auditors of the Company to serve for the 1994 fiscal year; and

    (c) any other matters that may properly come before such meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on December 31, 1993 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

    ONLY HOLDERS OF COMMON STOCK SHALL BE ENTITLED TO VOTE.
Holders of Common Stock Non-Voting are welcome to attend and participate in this meeting.


IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE SIGN THE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE IN ORDER THAT YOUR STOCK MAY BE VOTED AT THIS MEETING. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED.


February 16, 1994                  Richard W. Single, Sr.
                                        Secretary

                         PROXY STATEMENT


                       GENERAL INFORMATION


    This Proxy Statement is furnished on or about February 16, 1994 to the holders of Common Stock in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time insofar as it has not been exercised. Such right of revocation is not limited or subject to compliance with any formal procedure. The shares represented by all proxies received will be voted in accordance with instructions contained in the respective proxies. The cost of the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, telegraph, or personal interview. The Company also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company may reimburse them for their expenses in so doing.

    At the close of business on December 31, 1993, there were outstanding 13,529,280 shares of Common Stock which represent all of the outstanding voting securities of the Company. Except for certain voting limitations imposed by the Company's Charter on beneficial owners of ten percent or more of the outstanding Common Stock, each of said shares of Common Stock is entitled to one vote. Only holders of record of Common Stock at the close of business on December 31, 1993 will be entitled to vote at the meeting or any adjournments thereof.

PRINCIPAL STOCKHOLDER


    On December 31, 1993, the assets of The McCormick Profit Sharing Plan and PAYSOP (the "Plan") included 3,744,388 shares of the Company's Common Stock, which represented 27.68% of the outstanding shares of Common Stock. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the Common Stock for purposes of the voting limitations described in the Company's Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant's Plan account. The Plan's Investment Committee possesses investment jurisdiction over the shares, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant's account. Membership on the Investment Committee consists of five directors, H. Eugene Blattman, James A. Hooker, Carroll D. Nordhoff, Bailey A. Thomas, and Karen D. Weatherholtz, and the Company's Vice President & Controller, J. Allan Anderson, and the Company's Vice President & Treasurer, Donald A. Palumbo.


                      ELECTION OF DIRECTORS

    The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event a vacancy should occur, the proxy holders reserve the right to reduce the total number of nominations for election. There is no family relationship between any of the nominees. No nominee has a substantial interest in any matter to be acted upon at the Annual Meeting.


    The following table shows, as of December 31, 1993, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board of Directors, the approximate amounts of securities beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as otherwise noted, no nominee owns more than one percent of either class of the Company's common stock.


REQUIRED VOTE OF STOCKHOLDERS. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.


    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
EACH OF THE NOMINEES LISTED BELOW.

                                                                           YEAR
                                                                           FIRST
                                        PRINCIPAL OCCUPATION &             ELECTED   AMOUNT AND NATURE* OF
NAME                          AGE       BUSINESS EXPERIENCE                DIRECTOR  BENEFICIAL OWNERSHIP

                                                                                               COMMON
                                                                                               NON-
                                                                                     COMMON    VOTING
James J. Albrecht             61        Group Vice President               1987      84,219    51,528
                                        Asia/Pacific (1993 to Present);
                                        Vice President & Managing
                                        Director-International Group
                                        (1989 to 1993); Vice
                                        President - Food Service and
                                        Industrial Groups (1987 to 1989)


H. Eugene Blattman            57        President (1993 to Present)        1991      19,823    18,504
                                        & Chief Operating Officer
                                        (1992 to Present); Executive
                                        Vice President (1992 to 1993);
                                        Vice President - Flavor and
                                        Agribusiness Group (1991 -
                                        1992); Chairman of the Board
                                        (1990 to 1992) & President
                                        (1989 to 1991) of Gilroy Foods,
                                        Incorporated, a subsidiary of
                                        the Company; President &
                                        Chief Executive Officer,
                                        IM Foods (1987 to 1989)


James S. Cook                 65        Executive in Residence,            1982      1,250     2,850
                                        Northeastern University (1986
                                        to Present)

Harold J. Handley             57        Senior Vice President (1993        1990      12,191    19,971
                                        to Present); Vice President
                                        (1990 - 1993) & General
                                        Manager (1989 to Present) -
                                        McCormick/Schilling
                                        Division;  Vice President -
                                        Sales & Marketing,
                                        McCormick/ Schilling Division
                                        (1987 to 1989)

James A. Hooker               57        Vice President (1984 to present)   1991      32,996    10,178
                                        & Chief Financial Officer
                                        (1991 to Present); Controller
                                        (1982 to 1991)


George W. Koch                67        Of Counsel, Kirkpatrick &          1989      1,250     5,727
                                        Lockhart (1992 to Present);
                                        Partner, Kirkpatrick &
                                        Lockhart (1990 to 1991)
                                        President & Chief Executive
                                        Officer - Grocery Manufacturers
                                        of America, Inc. (1966 to 1990)


Charles P. McCormick, Jr.**   65        Chairman Emeritus (1993 to         1955      306,788   23,792
                                        Present); Chairman of the                    (2.26%)
                                        Board (1988 to 1993); Chief
                                        Executive Officer (1987 to 1992)




George V. McGowan             65        Chairman of the Executive          1983      1,250     2,203
                                        Committee, Baltimore Gas and
                                        Electric Company (1993 to Present);
                                        Chairman of the Board &
                                        Chief Executive Officer Baltimore
                                        Gas and Electric Company (1988 to
                                        1992)


Carroll D. Nordhoff           48        Executive Vice President -         1991      39,664    23,455
                                        The Americas (1993 to
                                        Present); Executive Vice
                                        President - Corporate Operations Staff
                                        (1992 to 1993); Vice President
                                        & General Manager, Food Service
                                        Division (1989 to 1992);
                                        Vice President-Operations,
                                        McCormick/Schilling
                                        Division (1988 to 1989)

Richard W. Single, Sr.***     55        Vice President (1987 to            1988      75,088    20,728
                                        Present); Secretary and
                                        General Counsel (1986 to
                                        Present)




William E. Stevens            51        President and Chief                1988      1,250     6,450
                                        Executive Officer,
                                        United Industries Corp.
                                        (1988 to Present)


Bailey A. Thomas****          62        Chairman of the Board              1977      152,590   101,139
                                        (1993 to Present) &                          (1.12%)
                                        Chief Executive Officer
                                        (1992 to Present); President
                                        (1988 to 1993); Chief
                                        Operating Officer
                                        (1987 to 1992)

Karen D. Weatherholtz         43        Vice President - Human             1992      20,740    18,086
                                        Relations (1988 to Present)




Directors and Executive Officers as a Group
(15 persons)
                                                                                     841,647   333,768
                                                                                     (6.16%)

* Includes shares of Common Stock and Common Stock Non-Voting known to be beneficially owned by directors and officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or officer. Also includes the following numbers of shares which could be acquired within 60 days of December 31, 1993 pursuant to the exercise of stock options: Dr. Albrecht - 15,709 shares of Common Stock, 15,709 shares of Common Stock Non-Voting; Mr. Blattman - 7,613 shares of Common Stock, 9,028 shares of Common Stock Non-Voting; Mr. Cook - 1,250 shares of Common Stock, 1,250 shares of Common Stock Non-Voting; Mr. Handley - 4,325 shares of Common Stock, 5,373 shares of Common Stock Non-Voting; Mr. Hooker - 6,885 shares of Common Stock, 7,848 shares of Common Stock Non-Voting; Mr. Koch - 1,250 shares of Common Stock, 1,250 shares of Common Stock Non-Voting; Mr. McCormick - 13,000 shares of Common Stock, 13,000 shares of Common Stock Non-Voting; Mr. McGowan - 1,250 shares of Common Stock, 1,250 shares of Common Stock Non-Voting; Mr. Nordhoff - 11,885 shares of Common Stock, 11,984 of Common Stock Non-Voting; Mr. Single - 5,025 shares of Common Stock, 15,377 shares of Common Stock Non-Voting; Mr. Stevens - 1,250 shares of Common Stock, 1,250 shares of Common Stock Non-Voting; Mr. Thomas - 25,522 shares of Common Stock, 34,918 shares of Common Stock Non-Voting; Ms. Weatherholtz - 6,885 shares of Common Stock, 6,884 shares of Common Stock Non-Voting; and directors and executive officers as a group - 120,824 shares of Common Stock, 146,477 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by certain directors and officers by virtue of their participation in the McCormick Profit Sharing Plan and
PAYSOP: Dr. Albrecht - 10,078 shares; Mr. Blattman - 2,210 shares; Mr. Handley - 2,398 shares; Mr. Hooker - 13,155 shares; Mr. Nordhoff - 6,298 shares; Mr. Single - 13,381 shares; Mr. Thomas - 20,931 shares; Ms. Weatherholtz - 5,301 shares; and directors and executive officers as a group - 101,803 shares. Of these amounts, approximately 563 shares are credited to the PAYSOP accounts of the nominees and approximately 740 shares are credited to the PAYSOP accounts of the directors and executive officers as a group.

** Includes  3,033 shares of Common Stock owned by Mr.
McCormick's wife. Mr. McCormick disclaims beneficial ownership of said shares.

*** Includes 640 shares of Common Stock Non-Voting owned by Mr.
Single's son. Mr. Single disclaims beneficial ownership of said shares.

**** Includes 2,778 shares of Common Stock and 2,164 shares of Common Stock Non-Voting owned by Mr. Thomas' wife and 2,616 shares of Common Stock Non-Voting owned by Mr. Thomas' wife and son. Mr. Thomas disclaims beneficial ownership of said shares.

      On April 1, 1993, the Company loaned Mr. Bailey A. Thomas, a director and executive officer of the Company, an amount equal to $150,000 in connection with the purchase of certain residential real estate. The principal amount of the loan, together with costs plus interest at the rate of 3.4% for one day and 3.28% for four days, was repaid in full on April 6, 1993 by Mr. Thomas.


BOARD COMMITTEES

    The Board of Directors has established the following committees to perform certain specific functions. There is no Nominating Committee of the Board of Directors. Board Committee membership as of February 16, 1994 is listed below.


AUDIT COMMITTEE. This Committee reviews the plan for and the results of the independent audit and internal audit, reviews the Company's financial information and internal accounting and management controls, and performs other related duties. The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Cook, Koch and Stevens. The Audit Committee held six meetings during the last fiscal year.

COMPENSATION COMMITTEE. On November 15, 1993, the Board of Directors approved the consolidation of the Compensation and Stock Option Committees into one committee to be called the Compensation Committee. This Committee establishes and oversees executive compensation policy; makes decisions about base pay, incentive pay and any supplemental benefits for the CEO, other members of the Executive Committee, and any other executives listed in the proxy as one of the five highest paid executives; and approves the grant or acquisition of stock options, the timing of the grants, the price at which the options are to be offered, and the amount of the options to be granted to employee directors and officers. The following directors were members of the Committee until November 15, 1993: Messrs. Cook, McGowan, McCormick and Thomas. The following directors are members of the new Committee and serve at the pleasure of the Board of
Directors: Messrs. Cook, Koch, McGowan and Stevens. None of the new Committee members are employees of the Company or are eligible to participate in the Company's stock option programs which are administered by the Committee. The Compensation Committee held five meetings during the last fiscal year, four of which were held jointly with the Stock Option Committee.

EXECUTIVE COMMITTEE. This Committee possesses authority to exercise all of the powers of the Board of Directors in the management and direction of the affairs of the Company between meetings of the Board of Directors, subject to specific limitations and directions of the Board of Directors and subject to limitations of Maryland law. This Committee also reviews and approves all benefits and salaries of a limited group of senior executives and reviews and approves individual awards under approved stock option plans for all persons except directors and officers (see Compensation Committee). The following directors are currently members of the Committee and serve at the pleasure of the Board of Directors: Messrs. Blattman, Handley, Hooker, Nordhoff and Thomas. The Executive Committee held 41 meetings during the last fiscal year.

STOCK OPTION COMMITTEE. Prior to its consolidation with the Compensation Committee, this Committee reviewed and approved the grant of options pursuant to the Company's stock option plans for the Company's directors and officers. The following directors were members of the Committee until November 15, 1993: Messrs. Cook, Koch and Stevens. The Committee held five meetings during the last fiscal year, four of which were held jointly with the Compensation Committee.


ATTENDANCE AT MEETINGS

    During the last fiscal year, there were 9 regularly scheduled meetings of the Board of Directors. All of the Directors were able to attend over 88% of the total number of meetings of the Board and the Board Committees on which they served.


OTHER DIRECTORSHIPS

    Certain individuals nominated for election to the Board of Directors hold directorships in other companies. Mr. Cook is a director of Chemet Corporation. Mr. Koch is a director of Borden Chemicals and Plastics Company L.P. Mr. McGowan is a director of American Security Bank, Baltimore Gas and Electric Company, Baltimore Life Insurance Company, Hartland & Co., Life of Maryland, Inc., Maryland National Bank, Organization Resources Counselors, Inc., and UNC Incorporated. Mr. Thomas is a director of Crown Central Petroleum Corporation.


                REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICY

     The Company's executive compensation philosophy is to align the interests of senior executive management with shareholder interests through compensation linked to growth in profitability and stock price performance. The principal elements of executive compensation for the Company are base salary, annual management incentive bonus, and stock options. Salary levels, annual bonus targets, and stock option grant levels are established in part on the basis of median levels of compensation expected to be paid during the fiscal year to senior executive management of companies in the manufacturing and food industries of a size comparable to that of the Company. The Company makes these determinations on the basis of, among other things, published surveys and periodic special studies conducted by independent compensation consultants.

     During 1993, the Compensation Committee engaged an independent compensation consultant, Sibson and Co., Inc., to review the Company's executive compensation policies and practices. As part of its review, the independent consultant compared the compensation of the Company's senior executive officers with the compensation of executive officers of other food and manufacturing companies. The independent consultant, whose findings and report were reviewed by both the Compensation Committee and the Stock Option Committee, confirmed that the base salaries of senior executive management are consistent with the median levels paid to senior executives having similar roles and responsibilities at food and manufacturing companies of comparable size. The independent consultant also concluded that the Company's annual incentive plan design, which is based on profit growth, meets the Company's compensation objectives. The independent consultant also concluded, however, that both target and actual total compensation are below the average for the food industry, primarily because the number of stock options granted are less than those of comparable companies.

    The new provisions of the Internal Revenue Code relating to the deductibility of executive compensation do not apply to the Company for the period covered by this Proxy Statement. In 1994, the Company will address its policy with respect to qualifying compensation paid to its executive officers for deductibility under the new provisions.


COMPENSATION COMMITTEE AND EXECUTIVE COMMITTEE DETERMINATIONS

    Salary levels of the Company's senior executive officers are reviewed annually and, where appropriate, are adjusted to reflect individual responsibilities and performance as well as the Company's competitive position within the food industry. The Compensation Committee sets base salaries by targeting midpoints of the marketplace average and adjusting each executive officer's salary to reflect individual performance, experience and contribution. The performance graph that appears below compares the performance of the Company's common stock to that of the S&P Food Products Index and the S&P 500 Index. Sibson and Co., Inc. recommended that the Compensation Committee consider salaries paid to senior executives at companies which are comparable to the Company (based on line of business or sales volume) in establishing base salaries for senior executive management of the Company. Those companies considered included most of the fifteen companies in the S&P Food Products Index and other manufacturing companies that are not included in that index but had similar sales volumes.

    Annual Management Incentive Bonuses for members of the Executive Committee and any other executive officers identified in the Summary Compensation Table below are determined by the Compensation Committee. Bonuses for other senior management are determined by the Executive Committee. Target bonuses are established as a percentage of the midpoint of the salary range of the executive officer's grade level, and the amount of the target payable, if any, is based on the Company's financial performance. Bonuses for the chief executive officer and other officers who are part of the Corporate staff are based on growth in the Company's earnings per share (EPS) as compared to the previous year. Bonuses vary depending on the level of growth in EPS. The targeted increase in growth in EPS is intended to equal or exceed the growth rate of other companies within the food industry. The amount of target bonuses payable to operating unit executives is based on a formula, weighted two thirds on growth in profit of the executive's operating unit and one third on growth in the Company's EPS. The independent consultant retained by the Compensation Committee confirmed that target bonuses are consistent with median levels established for executives having similar responsibilities at comparable companies.


STOCK OPTION COMMITTEE DETERMINATIONS

    Stock options were granted by the Stock Option Committee to key management employees of the Company, including executive officers. The purpose of stock option grants is to aid the Company in securing and retaining capable employees by offering them an incentive, in the form of a proprietary interest in the Company, to join or continue in the service of the Company and to maximize their efforts to promote its economic performance. This incentive is created by granting options that have an exercise price of not less than 100% of the fair market value of the underlying stock on the date of grant, so that the employee may not profit from the option unless the Company's stock price increases. Options granted are designed to help the Company retain employees in that they are not fully exercisable in the early years and vest only if the employee remains with the Company. Accordingly, an employee must remain with the Company for a period of years in order to enjoy the full economic benefits of the option.

    In determining the persons to whom stock options will be granted and the number of options to be granted to such persons, the Stock Option Committee considered a variety of factors, including the responsibilities of individual officers and their expected future contributions to the Company. The number of options granted is not based on corporate performance but is rather a function of the recipient's salary grade level. Grant levels are intended to approximate option awards granted to executives having similar responsibilities at comparable companies. Prior grants are considered in making new stock options awards. As indicated above, the independent consultant retained by the Compensation Committee concluded that the stock options granted to the Company's executive officers provide lesser opportunity for economic benefit than do stock options granted by comparable companies.


1993 COMPENSATION ACTIONS - MR. THOMAS

    Mr. Thomas participates in the same compensation programs provided to other McCormick executives and managers.

    Effective January 1, 1993, the Compensation Committee increased Mr. Thomas' annual rate of base pay by a total of 8.9% compared to the annualized rate of pay for Mr. Thomas in March 1992. This increase represented a combination of both an annual merit increase based on individual performance, as well as a promotional increase for his assumption of the title and additional duties of Chairman of the Board. In addition, the Company's performance, national economic conditions (e.g., rate of inflation), and compensation paid to senior executives at other comparable companies were also considered in granting Mr. Thomas' annual merit increase. This percentage increase was consistent with the increases granted to other executives and management employees receiving merit and promotional increases.

    For fiscal year 1993, the Compensation Committee approved a management incentive bonus for Mr. Thomas in an amount equal to his target bonus adjusted for corporate performance. The target bonus was set as a percentage of the mid-point of the salary range. The adjustment reflects the level of Company EPS growth over the previous fiscal year and is established based on growth rates competitive with the food industry.

    A stock option grant was approved for Mr. Thomas in 1993 by the Stock Option Committee. The number of options granted to Mr. Thomas was not based on corporate performance but was a function of Mr. Thomas' salary grade level. The grant level for Mr. Thomas was unchanged from 1992 and was intended to approximate in value the option awards granted to CEO's having similar responsibilities at comparable companies. The Compensation Committee will consider making changes in the grant level in future years in light of the results of the independent consultant study cited above. The option was granted at an option price per share of 100% of the fair market value of the stock on the date of grant.

    Mr. Thomas did not participate in the Compensation or Stock
Option Committees' deliberations of his salary increase, annual bonus award or stock option grant.

1993 COMPENSATION ACTIONS - OTHER EXECUTIVE OFFICERS

    Compensation actions for other executive officers were made using similar criteria as those used for Mr. Thomas. Salary increases and bonuses for executive officers were granted in a manner consistent with those granted to other McCormick managers. Stock option grants for executive officers were approved by the Stock Option Committee. In no case did the grant exceed the guideline level, which the compensation consultant found to be below market competitive levels.

    Submitted By:


COMPENSATION COMMITTEE                  STOCK OPTION COMMITTEE             EXECUTIVE COMMITTEE
(UNTIL 11/15/93)                        (UNTIL 11/15/93)
James S. Cook                           James S. Cook                      Bailey A. Thomas
Charles P. McCormick, Jr.               George W. Koch                     H. Eugene Blattman
George V. McGowan                       William E. Stevens                 Harold J. Handley
Bailey A. Thomas                                                           James A. Hooker
                                                                           Carroll D. Nordhoff

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal year 1993, the Compensation Committee of the Board of Directors was comprised of four directors, one of whom, Bailey A. Thomas, was an executive officer of McCormick during fiscal year 1993. Other members were James S. Cook, Charles P. McCormick, Jr. (retired Chairman of the Board), and George V. McGowan. On April 1, 1993, the Company loaned Mr. Thomas an amount equal to $150,000 in connection with the purchase of certain residential real estate. The principal amount of the loan, together with costs plus interest at the rate of 3.4% for one day and 3.28% for four days, was repaid in full on April 6, 1993 by Mr. Thomas.

    The Stock Option Committee was comprised entirely of independent outside directors since it was formed several years ago. Members of the Stock Option Committee were James S. Cook,
George W. Koch, and William E. Stevens.

    On November 15, 1993, the Board of Directors unanimously approved consolidation of the Compensation and the Stock Option Committees into one committee to be called the Compensation Committee. Composition of this Committee was changed so that all members are independent outside directors. Members are James
S. Cook, George W. Koch, George V. McGowan (Chairman) and William
E. Stevens. No member of the Committee, as it is restructured, has any interlocking or insider relationship with the Company which is required to be reported under the applicable rules and regulations of the Securities and Exchange Commission.

   Members of the Executive Committee were Bailey A. Thomas, H. Eugene Blattman, Harold J. Handley, James A. Hooker and Carroll
D. Nordhoff, all of whom are employees and executive officers of the Company. The Table beginning on page four of this Proxy Statement sets forth the business experience of each of the members.

                   SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid by the Company and its subsidiaries for services rendered during each of the fiscal years ended November 30, 1993, 1992 and 1991 to the Chief Executive Officer and each of the four most highly compensated executive officers who were executive officers on the last day of the fiscal year, determined by reference to total annual salary and bonus for the 1993 fiscal year.


                                                                                       Long Term
                                                                                       Compensation
                         Annual Compensation                                              Awards
                                                                                                              All Other
Name & Principal         Fiscal                                  Other Annual        Securities Underlying    Compensation
   Position              Year      Salary($)*     Bonus($)       Compensation ($)    Options/SARs(#)**        ($)***

Bailey A. Thomas ****    1993      492,387        377,875        *****                    13,000              6,172.98
Chairman of the Board &  1992      444,460        475,570                                 13,000              6,660.32
Chief Executive Officer

H. Eugene Blattman       1993      322,067        239,125        *****                    13,000              6,172.98
President &              1992      270,233        252,700                                  8,000              7,507.82
Chief Operating Officer  1991      207,417        106,000                                 10,000              6,603.85

James J. Albrecht        1993      236,483        168,500        *****                     5,000              6,172.98
Group Vice President  -  1992      225,483        165,000                                  5,000              7,475.91
Asia/Pacific             1991      214,567        160,600                                 10,000              6,603.05

Harold J. Handley        1993      246,317         68,400        *****                     8,000              6,172.98
Senior Vice President;   1992      228,400        125,000                                  8,000              7,505.82
General Manager -        1991      216,400        131,200                                 10,000              6,603.85
McCormick/Schilling Division

James A. Hooker          1993      221,900         90,000        *****                     8,000              6,020.30
Vice President &         1992      205,400        131,480                                  8,000              7,062.61
Chief Financial Officer  1991      157,800        100,000                                  6,000              6,383.59


*Includes Corporate Board of Directors Fees and Service Awards. **The 1991 options have been adjusted for the 2-for-1 stock split which occurred in January 1992.
***Amounts paid or accrued under the Company's Profit Sharing Plan for the accounts of such individuals.
****Since Mr. Thomas was not the Chief Executive Officer during fiscal year 1991, under applicable rules of the Securities and Exchange Commission, his compensation for that year may not be shown.
*****There is no amount of Other Annual Compensation that is required to be reported.


                    COMPENSATION OF DIRECTORS

    Corporate Board of Directors' fees were paid at the rate of $5,400 per year for each director who was an employee of the Company during the fiscal year ended November 30, 1993. Fees paid to each director who was not an employee of the Company presently consist of an annual retainer fee of $18,000 and $1,100 for each Board meeting attended and $900 for each Committee meeting attended.

                       PENSION PLAN TABLE

    The following table shows the estimated annual benefits (on a single-life basis), including supplemental benefits, payable upon retirement (assuming retirement at age 65) to participants in the designated average compensation and years of service classifications:


                              Years of Service

Average
Compensation   15 Years  20 Years  25 Years  30 Years  35 Years

$250,000       $64,995   $86,659   $108,324  $129,989  $151,654
 300,000        78,045   104,059    130,074   156,089   182,104
 350,000        91,095   121,459    151,824   182,189   212,554
 400,000       104,145   138,859    173,574   208,289   243,004
 450,000       117,195   156,259    195,324   234,389   273,454
 600,000       156,345   208,459    260,574   312,689   364,804
 750,000       195,495   260,659    325,824   390,989   456,154
 925,000       241,170   321,559    401,949   482,339   562,729



    The Company's Pension Plan is non-contributory. A majority of the employees of the Company and participating subsidiaries are eligible to participate in the Plan upon completing one year of service and attaining age 21. The Plan provides benefits (which are reduced by an amount equal to 50% of the participant's Social Security benefit) based on an average of the participant's highest consecutive 60 months of compensation, excluding any cash bonuses, and length of service. In 1979, the Company adopted a supplement to its Pension Plan to provide a limited group of its senior executives with an inducement to retire before age 65. That group of senior executives will receive credit for additional service for employment after age 55. In 1983, the supplement was expanded to include a significant portion of the senior executives' bonuses in the calculation of pension benefits. The group of senior executives includes those listed in the table on page 13.


    For purposes of calculating the pension benefit, the average of the highest consecutive 60 months of compensation for Dr. Albrecht and Messrs. Blattman, Handley, Hooker, and Thomas as of November 30, 1993 was $351,143, $354,676, $329,485, $257,709 and
$756,489, respectively. The years of credited service for Dr. Albrecht and Messrs. Blattman, Handley, Hooker, and Thomas as of the same date were 10, 4, 7, 10 and 32 years, respectively.

                          STOCK OPTIONS

    During the last fiscal year, the Company has granted stock options to certain employees, including executive officers, pursuant to stock option plans approved by the Company's stockholders.


                                          OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                    Potential
                                                                                                    Realizable Value
                                                                                                    At Assumed
                                                                                                    Annual Rates of
                                                                                                    Stock Price
                                                                                                    Appreciation For
                                        Individual Grants*                                          Option Term ($)**


                    Number of           % of Total          Exercise or Base         Expiration
                    Securities          Options/SARs        Price                    Date
Name                Underlying          Granted To          ($/Share)
                    Options/SARs        Employees in
                    Granted (#)         Fiscal Year                                                 0%   5%        10%

Bailey A. Thomas    13,000                   3.4%           $22.625                  3/16/98        $0   $81,261  $179,566

H. Eugene Blattman  13,000                   3.4%           $22.625                  3/16/98        $0   $81,261   $179,566

James J. Albrecht   5,000                    1.3%           $22.625                  3/16/98        $0   $31,254   $69,064

Harold J. Handley   8,000                    2.1%           $22.625                  3/16/98        $0   $50,007   $110,502

James A. Hooker     8,000                    2.1%           $22.625                  3/16/98        $0   $50,007   $110,502



*In general, the stock options are exercisable cumulatively as follows: none of the shares granted during the first year of the option; not more than 50% of the shares granted during the second year of the option; and 100% of the shares granted, less any portion of such option previously exercised, at any time during the period between the end of the second year of the option and the expiration date. Approximately 398 employees of the Company were granted options under the Company's option plans during the last fiscal year.

**The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% compounded annual rates set by the Securities and Exchange Commission, and therefore are not intended to forecast future appreciation, if any, in the price of the Company's common stock. The potential realizable values illustrated at 5% and 10% compound annual appreciation assume that the price of the Company's common stock increases $6.25 and $13.81 per share, respectively, over the 5-year term of the options. If the named executives realize these values, the Company's stockholders will realize aggregate appreciation in the price of the approximately 81 million shares of the Company's common stock outstanding as of December 31, 1993 of approximately $506 million and $1.1 billion, respectively, over the same period.

                                        AGGREGATED OPTION/SAR EXERCISES IN LAST
                                        FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                                     Value of Unexercised
                                                       Number of Securities          In-the-Money
                    Shares Acquired     Value          Underlying Unexercised        Options/SARs
Name                on Exercise (#)     Realized ($)   Options/SARs at FY-End(#)     at FY-End ($)
                                                       Exercisable/Unexercisable     Exercisable/Unexercisable
Bailey A. Thomas     1,555              $ 34,599       70,487/32,530                 $833,713/$66,442
H. Eugene Blattman  20,000              $377,500       15,226/21,774                 $121,562/$12,188
James J. Albrecht   32,400              $788,738       31,418/13,382                 $405,995/$20,880
Harold J. Handley    -0-                $0              8,650/17,350                  $45,413/$12,087
James A. Hooker      -0-                $0             13,769/14,231                 $104,625/$5,000



Set forth below is a table comparing the yearly percentage change in the Company's cumulative total shareholder return (stock price appreciation plus reinvestment of dividends) on the Company's common stock with (i) the cumulative total return of the Standard
& Poor's 500 Stock Index, assuming reinvestment of dividends, and
(ii) the cumulative total return of the Standard & Poor's Food
Products Index, assuming reinvestment of dividends.

        COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
            AMONG McCORMICK & COMPANY, INCORPORATED,
         S&P 500 STOCK INDEX & S&P FOOD PRODUCTS INDEX**


Index          1989      1990      1991      1992      1993

McCormick      $185.56   $174.10   $317.26   $445.09   $369.63

S&P 500         130.84    126.30    151.99    180.07    197.58

S&P Foods       134.71    146.82    192.67    222.98    206.14


Assumes $100 invested on December 1, 1988 in McCormick & Company common stock, S&P 500 Stock Index and S&P Food Products Index


* Total Return Assumes Reinvestment of Dividends

** Fiscal year ending November 30


             RATIFICATION OF APPOINTMENT OF AUDITORS

    The Board of Directors, upon recommendation of the Audit
Committee, has appointed the accounting firm of Ernst & Young to serve as the independent auditors of the Company for the current fiscal year subject to ratification by the stockholders of the Company. Ernst & Young were first appointed to serve as independent auditors of the Company in 1982 and are considered by management of the Company to be well qualified.

    Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    Required Vote of Stockholders. The favorable vote of at least a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present is required for ratification of the appointment of independent auditors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR
RATIFICATION.

                          OTHER MATTERS

    Management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

                        VOTING PROCEDURES

    Each matter submitted to the stockholders for a vote is deemed approved if a majority of the shares of Common Stock of the Company present in person or by proxy at a meeting at which a quorum is present votes in favor of the matter. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting constitutes a quorum.

    Stockholder votes are tabulated manually by the Company's
Shareholder Relations Office. Broker non-votes are neither counted in establishing a quorum nor voted for or against matters presented for stockholder consideration; proxy cards which are executed and returned without any designated voting direction are voted in the manner stated on the proxy card. Abstentions and broker non-votes with respect to a proposal are not counted as favorable votes, and therefore have the same effect as a vote against the proposal.

          STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

    Proposals of stockholders to be presented at the 1995 Annual
Meeting must be received by the Secretary of the Company prior to October 19, 1994 to be considered for inclusion in the 1995 proxy material.

                           PROXY CARD



                McCORMICK & COMPANY, INCORPORATED
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Bailey A. Thomas, H. Eugene
Blattman and Richard W. Single, Sr. and each of them, the proxies of the undersigned, with several power of substitution, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on March
16, 1994, and at any and all adjournments thereof, in accordance with the following ballot and in accordance with their best judgment in connection with such other business as may properly come before the Meeting:


1.  ELECTION OF DIRECTORS
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
          FOLLOWING NOMINEES:

J. J. Albrecht, H. E. Blattman, J. S. Cook, H.J. Handley, J. A.
Hooker, G. W. Koch, C. P. McCormick, Jr., G. V. McGowan, C. D.
Nordhoff, R. W. Single, Sr., W. E. Stevens, B. A. Thomas, K. D.
Weatherholtz

FOR            all nominees listed above
WITHHELD       for all nominees listed above
WITHHELD       as to the following nominees
               only:


2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.
     FOR        AGAINST           ABSTAIN


3. IN THEIR DISCRETION, the proxies are authorized to vote on such other matters as may properly come before the Meeting.

     IN THE ABSENCE OF SPECIFIC INSTRUCTIONS APPEARING ON THE
PROXY, PROXIES WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR
THE RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND IN THE BEST
DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS WHICH THE
PROXIES DO NOT KNOW A REASONABLE TIME BEFORE THE SOLICITATION ARE
TO BE PRESENTED AT THE MEETING, OR AS MAY OTHERWISE PROPERLY COME
BEFORE THE MEETING.


                         Dated:                            , 1994





                                   (Please sign as name(s) appear
                                   at left.  If joint account, both
                                   owners should sign)


